EXHIBIT 2

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Materials for Stockholders

April 15, 2013

Clinton Group second letter to Stockholders

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MATERIALS FOR STOCKHOLDERS

Clinton Group second letter to Stockholders

April 15, 2013

Read our second letter to stockholders discussing the Board’s claimed focus on Montana, the improper executive compensation the Board awarded and the failure of the Board to justify or explain its track record.

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